Exhibit 2.1
EXECUTION VERSION
AMENDMENT NO. 1
TO
STOCK PURCHASE AGREEMENT
          THIS AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT (this “Amendment”) is made as of October 29, 2009 by and among Quiksilver, Inc., a Delaware corporation (the “Parent”), Pilot S.A.S., a French société par actions simplifiée (“Pilot”), Meribel S.A.S., a French société par actions simplifiée (“Meribel”), and Quiksilver Americas, Inc., a California corporation (“Quiksilver Americas” and together with Parent, Pilot and Meribel, the “Seller Parties”), acting jointly and severally for the purposes hereof, on the one hand, and Chartreuse et Mont Blanc LLC, a Delaware limited liability company (“CMB LLC”), Chartreuse et Mont Blanc SAS, a French société par actions simplifiée (“CMB SAS”), Chartreuse et Mont Blanc Global Holdings S.C.A., a Luxembourg société en commandite par actions (“CMBGH”), Macquarie Asset Finance Limited, an Australian limited company (“MAFL”), and MAVILIA SAS, a French société par actions simplifée (“MAVILIA” and, together with CMB LLC, CMB SAS, CMBGH and MAFL, the “Purchaser Parties”), on the other hand. The Parent, Pilot, Meribel and Quiksilver Americas on the one hand, and CMB LLC, CMB SAS, CMBGH, MAFL and MAVILIA, on the other hand, are hereinafter referred to collectively as the “Parties” and individually as a “Party”. Capitalized term used but not defined herein shall have the respective meanings assigned to them in the Stock Purchase Agreement (as hereinafter defined).
RECITALS:
          WHEREAS, on November 12, 2008, each of the Seller Parties, acting jointly and severally for the purposes thereof, on the one hand, and each of the Purchaser Parties, on the other hand, entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”);
          WHEREAS, the Closing of the Transaction contemplated by the Stock Purchase Agreement occurred on November 12, 2008;
          WHEREAS, on January 10, 2009, CMB SAS delivered to Parent the Statement of Adjustment setting forth the Proposed Working Capital Adjustment pursuant to Section 2.4(c) of the Stock Purchase Agreement;
          WHEREAS, in response to the Statement of Adjustment, Parent delivered to CMB SAS on February 17, 2009 a Dispute Notice pursuant to Section 2.4(d) of the Stock Purchase Agreement, indicating its objections to the Proposed Working Capital Adjustment;
          WHEREAS, on February 6, 2009, CMB SAS delivered to Quiksilver the Statement of Offset Amount setting forth CMB SAS’s good faith determination of the amount of the Intercompany Receivables, the Intercompany Payable Amount, the Acquired Company Cash and the Third-Party Indebtedness as of the close of business on the Closing Date (before giving effect to any set-off contemplated in Sections 2.3(b) through 2.3(d) of the Stock Purchase Agreement but after the Restructuring) and the resulting Remaining Offset Amount, pursuant to Section 2.3(e) of the Stock Purchase Agreement;

          WHEREAS, in response to the Statement of Offset Amount, Quiksilver delivered to CMB SAS on February 25, 2009 an Offset Amount Dispute Notice pursuant to Section 2.3(e) of the Stock Purchase Agreement, indicating its objection to CMB SAS’ determination of the Remaining Offset Amount;
          WHEREAS, CMB SAS and Quiksilver have used reasonable efforts to resolve in good faith their differences with respect to the Remaining Offset Amount and Working Capital Adjustment as contemplated by Sections 2.3(f) and 2.4(e), respectively, of the Stock Purchase Agreement; and
          WHEREAS, in full and final settlement of any and all of their respective claims under Section 2.3 or 2.4 of the Stock Purchase Agreement (including, without limitation, any and all such claims with respect to the Remaining Offset Amount and Working Capital Adjustment), the Parties desire to cancel and extinguish the Note and amend the Stock Purchase Agreement as provided herein;
          NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:
ARTICLE 1.
AMENDMENTS TO STOCK PURCHASE AGREEMENT
          1.1 Section 1.1; Definition of “Deductible Amount”. Section 1.1 of the Stock Purchase Agreement is hereby amended by deleting the definition of “Deductible Amount” contained therein in its entirety and inserting the following in lieu thereof:
     “Deductible Amount” means, at any time after the Closing Date, an amount of one million five hundred thousand euros (€1,500,000), adjusted from time to time in accordance with Section 7.1 hereof.”
          1.2 Section 7.1; Indemnification by Parent Indemnifying Persons. Section 7.1 of the Stock Purchase Agreement is hereby amended by deleting such section from the Stock Purchase Agreement in its entirety and inserting the following in lieu thereof:
          “7.1 Indemnification by the Parent Indemnifying Persons. From and after the Closing, the Parent Indemnifying Persons shall indemnify and hold the Purchaser Indemnified Persons harmless from and against any and all Losses (“Purchaser Losses”) suffered or incurred by a Purchaser Indemnified Person that arise out of or in connection with:
          (a) any breach or inaccuracy of any representation or warranty contained in ARTICLE 4 hereof (in each case disregarding all qualifications and exceptions relating to materiality, material adverse effect or words of similar import); provided, however, that in the case of any indemnification in respect of any breach of Section 4.3.5, the Parties hereto hereby acknowledge and agree that the Parent Indemnifying Persons are not warranting, and Purchaser Indemnified

Persons shall not be entitled to seek indemnification in respect of, any tax attribute or benefit of the Acquired Companies, such as asset basis, net operating losses, tax credits, and any similar items or other tax benefits or entitlements that may be reflected on the Tax Returns, or in the books, records, or files, of the Acquired Companies;
          (b) any breach of or failure to perform any covenant, agreement or obligation of any Parent Indemnifying Person under this Agreement, the Initial Offer Letter or the Restated Offer Letter;
          (c) the Restructuring;
          (d) any: (i) liabilities or obligations for Taxes with respect to any Acquired Company related to a Tax period which ends on or before the Closing Date, including, for the avoidance of doubt, liabilities or obligations of any Acquired Company for Taxes that are not imposed on a periodic basis in respect of a transaction occurring on or before the Closing Date; (ii) liabilities or obligations for Taxes with respect to any Acquired Company for any Straddle Period to the extent allocable to the portion of such period ending on the Closing Date (as determined pursuant to Section 6.3(d) hereof); (iii) Taxes imposed under Treasury Regulation Section 1.1502-6 (or under any similar provision of state, local or foreign law) by reason of any Acquired Company or predecessor thereof having been a member of a consolidated, combined, unitary, affiliated or other Tax group prior to the Closing; (iv) Taxes for which Parent, Pilot, Meribel, Quiksilver Americas, or any of their Affiliates (other than any Acquired Company) is responsible under Section 2.3(h) or Section 8.11; (v) liability of an Acquired Company for Taxes under a Tax sharing or similar arrangement that was entered into on or prior to the Closing Date and before the Closing; or (vi) liability for Taxes resulting by reason of any Acquired Company ceasing to be a member of a consolidated, combined, unitary, affiliated, or other Tax group that includes Parent or an Affiliate of Parent that is not an Acquired Company; provided, however, that (x) the Parent Indemnified Persons shall not be required to indemnify a Purchaser Indemnified Person for any such Taxes to the extent such Taxes are reflected as a reserve or accrual on the Bringdown Balance Sheet, except to the extent taken into account in determining the Pre-Closing Period Tax Adjustment under Section 6.3(c)(iv) hereof and (y) in the case of any claim for indemnification in respect of any income Tax, such Tax shall be determined after taking into account the utilization of any available net operating losses and similar tax attributes arising during any taxable period ending on or prior to the Closing Date to the extent not previously utilized by the Acquired Companies prior to the settlement of the tax controversy giving rise to indemnification hereunder;
          (e) any matter set forth on Schedule 7.1(e); or
          (f) any and all Indebtedness of the Acquired Companies that is outstanding as of the Closing Date and shall not have been paid in full as part of the Remaining Offset Amount;

provided that for so long as any amounts are outstanding under the Deductible Amount, any indemnification payment owed by any Parent Indemnifying Persons pursuant to this Section 7.1 shall not be paid in cash by any Parent Indemnifying Person, but instead, shall be paid by way of setoff against the then outstanding Deductible Amount; provided, further, that in the event that the amount of any indemnification payments owed by any Parent Indemnifying Persons pursuant to this Section 7.1 is greater than the then outstanding Deductible Amount, then the entire outstanding Deductible Amount shall be offset against such payments and in addition, the Parent Indemnifying Persons shall pay to CMB SAS in cash (by wire transfer of immediately available funds to a bank account(s) designated by CMB SAS) an amount equal to the excess of such indemnification payments over such outstanding Deductible Amount.”
          1.3 Section 7.3(a); Survival. Section 7.3(a) of the Stock Purchase Agreement is hereby amended by deleting such section from the Stock Purchase Agreement in its entirety and inserting the following in lieu thereof:
          “(a) The representations and warranties contained in this Agreement shall survive the Closing until October 29, 2009 and shall thereafter terminate (and any claim relating to the subject matter of any such representation or warranty must be made on or before such date or such claim shall be deemed to have been waived), except that: (i) the representations and warranties contained in Section 4.3.4 shall survive until the fifth anniversary of the Closing Date (on or before the date of which anniversary any claim for breach or inaccuracy of any such representation or warranty must be made or shall be deemed to have been waived); (ii) the representations and warranties contained in Sections 4.1.6 and 4.3.5 shall survive until the 60th day after all claims relating to the subject matter thereof shall have been barred by the relevant statutes of limitations, including extensions (on or before which 60th day any claim for breach or inaccuracy of any such representation or warranty must be made or shall be deemed to have been waived); and (iii) the representations and warranties contained in Sections 4.1.1, 4.1.2, 4.2.1, 4.2.2, 4.2.3, 4.3.1, 4.3.18, 5.1, 5.2 and 5.10 (collectively, the “Fundamental Representations”) shall survive the Closing (and any claim for breach or inaccuracy of any such representation may be made) indefinitely. Each covenant contained in this Agreement shall survive until it shall have been performed. No claim for indemnification hereunder for any Purchaser Loss or Parent Loss may be asserted by a Purchaser Indemnified Person or Parent Indemnified Person, respectively, after the expiration of the period during which such claim may be made as provided herein; provided, however, that claims asserted in writing by a Purchaser Indemnified Person or Parent Indemnified Person (as the case may be) prior to such expiration shall not thereafter be barred by such expiration.”
          1.4 Schedule 7.1(e). Schedule 7.1(e) to the Stock Purchase Agreement is hereby amended by deleting such schedule in its entirety and replacing it with Annex A attached hereto.

ARTICLE 2.
SETTLEMENT AND RELEASE OF CERTAIN CLAIMS; DEDUCTIBLE AMOUNT
          2.1 Settlement and Release of Certain Claims. Each of the Seller Parties (and their Affiliates) and the Purchaser Parties (and their Affiliates) hereby completely, fully and finally, and irrevocably forever, compromises, settles, releases, discharges, extinguishes and dismisses any and all current or future actual or potential claims under, in connection with or with respect to Section 2.3 or 2.4 of the Stock Purchase Agreement or the matters or transactions contemplated thereby, including, without limitation, any such claim under, in connection with or with respect to (i) the delivery of the Statement of Adjustment, the Statement of Offset Amount or any other notice or correspondence under Section 2.3 or 2.4 of the Stock Purchase Agreement, or the timing of any such delivery, (ii) the calculation, or the amount, of the Remaining Offset Amount, the Notified Remaining Offset Amount, the Definitive Remaining Offset Amount, the Working Capital Adjustment, the Estimated Working Capital Adjustment, the Proposed Working Capital Adjustment or any other amounts under Section 2.3 or 2.4 of the Stock Purchase Agreement, or (iii) the right to receive any payment pursuant to Section 2.3 or 2.4 of the Stock Purchase Agreement; provided that, for the avoidance of doubt, nothing contained in this Section 2.1 shall release in any respect any Parent Indemnifying Person from its obligations, or limit or restrict in any respect the rights of any Purchaser Indemnified Person, under Section 7.1(f) of the Stock Purchase Agreement.
          2.2 Deductible Amount. The Parties hereby acknowledge and agree that the remaining and available balance of the Deductible Amount as of the date hereof is one million five hundred thousand euros (€1,500,000).
          2.3 Knowledge of Claims. Each Purchaser Party hereby severally, but not jointly, with respect to itself and not with respect to any other Purchaser Party, represents and warrants to the Seller Parties as of the date hereof that, to the Knowledge (defined in this Section 2.3) of such Purchaser Party, (a) no breach of any of the Fundamental Representations or the representations and warranties contained in Section 4.1.6, 4.3.4 or 4.3.5 of the Stock Purchase Agreement currently exists, and (b) there is currently no Indebtedness of the Acquired Companies in respect of which the Purchaser Indemnified Persons may make a claim for indemnification under Section 7.1(f) of the Stock Purchase Agreement. For the purposes of this Section 2.3, “Knowledge” shall mean, with respect to any Purchaser Party, the actual knowledge of Bruno Cercley or Nathalie Bonnaigue.
ARTICLE 3.
CANCELLATION, DISCHARGE AND TERMINATION OF NOTE
          3.1 Cancellation, Discharge and Termination of Note. Pursuant to, and in connection with, the settlement of the adjustments to the Purchase Price contemplated by Article 2 of this Amendment, any and all obligations, covenants, debts and liabilities of CMB SAS under the Note (i.e., the subordinated Promissory Note, dated November 12, 2008, in the principal amount of €10,000,000 made by CMB SAS in favor of Pilot, the form of which was attached as Exhibit A to the Stock Purchase Agreement) are hereby irrevocably forever satisfied and discharged in full, and the Note is hereby terminated in all respects and all Persons obligated therefor, whether by guarantee or otherwise, are hereby released from any and all liabilities therefor.
          3.2 Receipt of Note. CMB SAS hereby confirms its receipt of the executed original version of the Note, which Note has been marked as “CANCELLED”.
          3.3 No Transfer of Note. The Seller Parties hereby jointly and severally represent and warrant to the Purchase Parties that (a) Pilot is the sole record and beneficial owner of all right, title and interest in, to and under the Note, and (b) Pilot has not transferred, assigned, devised or otherwise conveyed to any other Person any interest in the Note.
          3.4 Further Assurances. Each Seller Party hereby further agrees to promptly do all things, presently or in the future, including, without limitation, the execution and delivery of any and all documents, agreements or instruments, which may be reasonably requested by any of the Purchaser Parties to further effect and evidence of record the foregoing matters contemplated by this Article 3.
ARTICLE 4.
MISCELLANEOUS
          4.1 Full Force and Effect. Except as expressly modified by this Amendment, all of the terms, covenants, agreements, conditions and other provisions of the Stock Purchase Agreement shall remain in full force and effect in accordance with their respective terms. As used in the Stock Purchase Agreement, the terms “this Agreement,” “herein,” “hereinafter,” “hereto,” and words of similar import shall mean and refer to, from and after the date hereof, unless context requires otherwise, the Stock Purchase Agreement as amended by this Amendment.
          4.2 Governing Law. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the laws of the State of New York applicable to contracts made and performed in such state.
          4.3 Counterparts. This Agreement may be executed by the Parties in one or more counterparts or duplicate originals, each of which when so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument, and all signatures need not appear on any one counterpart. Any facsimile copies hereof or signature hereon shall, for all purposes, be deemed originals.
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          IN WITNESS WHEREOF, the Parties hereto have duly executed this Amendment No. 1 to Stock Purchase Agreement as of the date first written above.

QUIKSILVER, INC.
By:
Name:
Title:

PILOT S.A.S.
By:
Name:
Title:

MERIBEL S.A.S.
By:
Name:
Title:

QUIKSILVER AMERICAS, INC.
By:
Name:
Title:

CHARTREUSE ET MONT BLANC LLC
By:
Name:
Title:

CHARTREUSE ET MONT BLANC SAS
By:
Name:
Title:

CHARTREUSE ET MONT BLANC GLOBAL HOLDINGS S.C.A. By: Chartreuse et Mont Blanc GP S.a.r.l, its Manager
By:
Name:
Title:

By:
Name:
Title:

MACQUARIE ASSET FINANCE LIMITED
By:
Name:
Title:

MAVILIA SAS
By:
Name:
Title: